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                                                                    EXHIBIT 23.1




                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-16061, 333-118997, 333-118998 and 333-90699) pertaining to the Collaborative Clinical Research, Inc. Amended and Restated 1992 Share Incentive Plan, Collaborative Clinical Research, Inc. Amended and Restated 1994 Directors' Share Option Plan, DATATRAK International, Inc. Amended and Restated 1996 Outside Directors Stock Option Plan, the DATATRAK International, Inc. Amended and Restated 1996 Key Employees and Consultants Stock Option Plan and the DATATRAK International, Inc. Amended and Restated Outside Directors Stock Option Plan of our report dated February 2, 2005, with respect to the consolidated financial statements of DATATRAK International, Inc. and subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2004.

                                                               ERNST & YOUNG LLP

Cleveland, Ohio
March 7, 2005